Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152803, 333-174269 and 333-211242) of Ampco-Pittsburgh Corporation of our report dated February 22, 2016 relating to the Combined financial statements of Åkers AB, which appears in this Current Report on Form 8-K/A of Ampco-Pittsburgh Corporation.

Stockholm, Sweden

May 16, 2016

/s/PricewaterhouseCoopers AB